NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	Scott D. Nogles, Chief Financial Officer
(860) 253-5200

New England Bancshares, Inc. Reports Third Quarter Net
Income of $910,000, a 0.53% Return on Average Assets, and
a $1.5 Million Increase in Net Income for the Nine Months
Ended December 31, 2010

ENFIELD, CT, January 19, 2011 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended December 31, 2010 of $910,000, or $0.15 per diluted share as compared to $856,000, or $0.14 per diluted share, for the quarter ended December 31, 2009.  For the nine months ended December 31, 2010 the Company reported net income of $2.4 million, or $0.41 per diluted share, as compared to $976,000, or $0.16 per diluted share, for the same period last year.  The increases were primarily attributable to higher net interest income and lower provision for loan losses for the current year periods.

President’s Comments:

President and CEO David J. O’Connor commented, “The economy has begun to show signs of improving, and as a result, the Company’s core earnings continue to show consistent solid performance as evidenced by the increase in net interest income and a strong net interest margin.  Additionally, after two quarters of minimal loan growth the Company started to see commercial loan demand pick up in this quarter.  We are pleased with the continued quarterly growth in net earnings as we remain focused on building shareholder value.”

Results – Third Quarter, December 31, 2010:
•
Net interest income was $5.4 million for the three months ended December 31, 2010, an increase of $397,000, or 7.9%, compared to the same quarter last year.  Net interest margin for the quarter was 3.47% compared to 3.19% for the comparable period a year ago.

•
Net loans increased $4.8 million to $520.3 million at December 31, 2010.  During the quarter ended December 31, 2010, the Company originated and sold $2.7 million of long-term fixed rate residential loans in part to manage interest rate risk and recorded a gain on sale of loans of $80,000.

•
Non-interest income was $546,000 for the quarter ended December 31, 2010 compared to $902,000 for the year ago quarter.  In the prior year period the Company recorded $413,000 of gains on sale of securities as the Company sold its auction rate securities.

•	Non-interest expense was $4.2 million for each of the quarters ended December 31, 2010 and 2009.
•	Non-accruing loans were $12.1 million at December 31, 2010 versus $9.0 million at March 31, 2010.
•	The Company has ample liquidity, ending the current quarter with $44.8 million in cash and cash equivalents.
•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.76%.

Results – Nine Months Ended December 31, 2010:
•
For the nine months ended December 31, 2010, assets increased $3.1 million, or 0.5% and deposits increased $16.3 million, or 3.2%.  The Company’s borrowings with the FHLB have decreased $21.2 million from March 31, 2010.

•	Net interest income was $16.5 million, an increase of $2.9 million, or 21.2%, compared to the nine month period ended December 31, 2009.
•
The provision for loan losses was $1.7 million and $2.0 million for the nine months ended December 31, 2010 and 2009, respectively.  For the current year period the Company recorded $854,000 of charge-offs and the ratio of the allowance for loan losses to total loans increased to 1.04% at December 31, 2010.

•
Operating expenses totaled $13.1 million for the nine months ended December 31, 2010, a $426,000 increase from the same period last year.  Core operating expenses remained relatively flat, however the Company had a $373,000 increase in other real estate owned expense.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Net interest and dividend income	$5,423	$5,026	$16,450	$13,574
Provision for loan losses	359	623	1,666	2,006
Non-interest income	546	902	2,128	2,199
Non-interest expense	4,204	4,194	13,101	12,675
Net income	910	856	2,440	976
Earnings per share:
Basic	$0.15	$0.14	$0.41	$0.16
Diluted	0.15	0.14	0.41	0.16

Dividends per share	$0.03	$0.02	$0.07	$0.06

Balance Sheet Data	December 31, 2010	March 31, 2010
Total assets	$678,113	$675,059
Total loans, net	520,347	515,504
Allowance for loan losses	5,477	4,625
Other real estate owned	1,658	2,846
Total deposits	533,892	517,572
Repurchase agreements	28,692	23,460
FHLB advances	35,617	56,860
Total equity	69,737	67,907
Book value per share	11.33	11.00
Tangible book value per share	8.37	8.00

Key Ratios	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Return on average assets	0.53%	0.49%	0.47%	0.19%
Return on average equity	5.22%	4.91%	4.69%	1.90%
Net interest margin	3.47%	3.19%	3.52%	3.03%

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